Exhibit 10.3

•	10850 Via Frontera	•	San Diego, California 92127	•	Phone 858.453,7845

August 21, 2016

John M. Zavada

Dear John,

At Petco, we share a common vision of Healthier Pets. Happier People. Better World. and our success depends on our 26,000+ Partners across the country who are living our brand promise to nurture powerful relationships between pets and people.

It's a great time to join us. We're in a fun and growing category, and we're COmmitted to our Petco 2020 goals and strategies. As we've learned more about you, we believe that you'll be a valued and important member of our senior leadership team.

On behalf of Petco Animal Supplies Stores, Incorporated, ("Petco" or the "Company"), I am delighted to invite you to join the Petco senior leadership team and am pleased to extend a contingent offer of employment to you as Senior Vice President, Chief Information Officer, reporting directly to Mike Nuzzo, Executive Vice President & Chief Financial Officer. Based on our discussions, your anticipated first day of work is Monday, September 19, 2016. Please take a moment to review the details of your offer below:

Compensation - Your compensation will be $450,000 per year, paid on a bi-weekly basis.

Annual Incentive - Provided the Board of Managers approves an incentive payment for the fiscal year, you will be eligible for incentive consideration based on 50% of your annual base salary (prorated from your hire date to start of the next fiscal year). To be eligible for incentive consideration during your first year of employment, your start date must be before December 1. Incentive payments for senior executives are awarded based on achievement of annual company performance targets, and, if approved, are typically awarded in late April. You must be employed at Petco at the time the incentive is paid in order to be eligible to receive a payment, The Company reserves the right to modify or terminate the incentive plan at its sole discretion.

Long Term Incentive - Following the commencement of employment with the Company and subject to Board approval and applicable plan terms, you will receive an award of partnership profits interests in the form of 3,000,000 Performance Incentive Units (P Units). Following approval of your grant, you will receive from the Law Department important details about your award, including an Award Agreement and processing instructions.

Relocation - To assist you with your move to your new position in San Diego, California, we are pleased to provide you with relocation assistance through our third-party provider, Cartus. Please find the attached PDF for Package D-Homeowner that describes your benefits in detail. A Cartus representative will contact you directly within three business days after signing your offer letter.

Benefits - Petco offers an excellent benefits package including medical, dental, vision, life insurance, nonqualified deferred compensation plan, an informal time off work program and Petco merchandise and services discounts, You are eligible to begin your participation in our benefits program on your first day of employment. We also offer a 401(k) program that allows you to participate on the first day of the month following one year of service. Please see the attached Benefits-At-A-GIance document regarding the benefits package.

Financial and Tax Preparation Services - As a senior officer, you will be eligible for financial planning and tax preparation services through AYCO Financial Services, a Goldman Sachs company. This service is paid for by the Company, and treated as income to you for tax purposes.

Executive Physical - As a senior officer, you will be eligible to receive an annual comprehensive wellness exam provided through Scripps Center for Executive Health. This service is paid for by the Company, and treated as income to you for tax purposes.

This offer is contingent upon our receipt and verification of various pre-employment screening elements including, but not limited to: educational record as you have stated on your application and/or resume; background check results; and assessments results/profiles. If you accept this contingent offer of employment, we suggest that you do not give notice to your current employer or make any other arrangements with respect to potential employment with the Company until you have been notified that we have successfully completed all components of this pre-employment process.

Petco is an "at will" employer and as such, employment with Petco is not for a fixed term or definite period and may be terminated at the will of either party, with or without cause, and without prior notice, No supervisor or other representative of the Company (except the Chief Executive Officer) has the authority to enter into any agreement for employment for any specified period of time, or to make any agreement contrary to the above. This is the final and complete agreement on this term. Any contrary representations which may have been made or which may be made to you are superseded by this offer, If you accept this contingent offer, the terms described in this letter shall be the terms of your employment.

All Petco partners are expected to adhere to the Petco Code of Ethics and the corresponding policies and procedures as a condition of employment. You will be provided a copy of the Code of Ethics upon hire and are encouraged to read it thoroughly and notify your supervisor of any questions you may have pertaining to the Code of Ethics.

John, we look forward to having you as a member of the Petco senior leadership team and to the contributions you will make. To acknowledge and accept the above-described offer, please sign, date, scan and email a copy of this letter to me at on or before August 22, 2016. If you have any questions, please call me at

Sincerely,

Charles R. Piscitello

Acknowledged by:

/s/ John Zavada	8/21/16

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SENIOR OFFICER LEVEL